Exhibit 10.8

RE: SH/CL/8790

16th March 2017

Private & Confidential

Mr L Gregory

8 Crofters View

Little Wenlock

Shropshire

TF6 5AL

Dear Lee

I have pleasure in confirming that with effect from the 1st January 2017, your salary will increase to £220,000 per annum. This increase will be backdated and paid in the March payroll.

All other terms and conditions remain unchanged.

I would like to take this opportunity of thanking you for all your hard work and commitment and wish you continued success in your career with Inspired.

Yours sincerely,

/s/ Luke Alvarez

Luke Alvarez

President and Chief Executive Officer

Inspired Gaming (UK) Limited, Registered in England Number: 03565640

Registered Office: 3, The Maltings, Wetmore Road, Burton-On-Trent

Staffordshire

DE14 1SE

Inspired Gaming (UK) Limited is part of Inspired Gaming Group Limited